EXHIBIT 107

Calculation of Filing Fee Table

Form F-10

(Form Type)

Osisko Gold Royalties Ltd

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

In US Dollars

	Security Type	Security Class Title	Fee Calculation Rule or Instruction	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares (no par value)		(1)(2)	(1)(2)	—	—	—
	Debt	Debt Securities		(1)(2)	(1)(2)	—	—	—
	Other	Warrants		(1)(2)	(1)(2)	—	—	—
	Other	Subscription Receipts		(1)(2)	(1)(2)	—	—	—
	Other	Units		(1)(2)	(1)(2)	—	—	—
	Unallocated (Universal) Shelf	—	457(o)	(1)(2)	(1)(2)	$250,000,000 (1)(2)(3)	$110.20 per $1,000,000	$27,550
Fees Previously Paid	—	—	—	—	—	—	—	—
	Total Offering Amounts					$250,000,000		$27,550
	Total Fees Previously Paid							N/A
	Total Fee Offsets							$0
	Net Fee Due							$27,550

(1) There are being registered under the Registration Statement to which this exhibit pertains (this “Registration Statement”) such indeterminate number of common shares, debt securities, warrants, subscription receipts and units of Osisko Gold Royalties Ltd (the “Registrant”) as from time to time may be issued at prices determined at the time of issuance, as shall have an aggregate initial offering price not to exceed $250,000,000 (or its equivalent in any other currency used to denominate the securities).

(2) The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities under this Registration Statement.

(3) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.